Exhibit 4.1

To Form S-3

(No. 333-190348)

Corning Natural Gas Holding Corporation

AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

Corning Natural Gas Holding Corporation, a New York corporation (the "Corporation"), in connection with the establishment of a holding company structure has assumed the Dividend Reinvestment Plan formerly offered to shareholders of the Corning Natural Gas Corporation (the "Gas Company") as of November 12, 2013, and hereby amends and restates the dividend reinvestment plan as set forth below (the "Plan"), to be administered by Registrar and Transfer Company or its successor as Plan Administrator and as agent for participants in the Plan, on the terms and conditions set forth below (the "Plan Administrator") to provide the shareholders of the Corporation with a convenient and economical method of investing cash dividend in additional shares of the common stock of the Corporation.

1. DEFINITIONS

For purposes of the Plan, the following terms will have the meanings below:

(a) "Authorization Form" means the form or other document designated by the Plan Administrator as the evidence of a shareholder's election to participate in the Plan.

(b) "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

(c) "Corporation" has the meaning set forth in the preamble to the Plan.

(d) "Dividend Payment Date" means the payment date for dividends payable in cash by the Corporation on its Common Stock and

(e) "Dividend Period" has the meaning set forth in Section 5(c) below.

(f) "Dividends" has the meaning set forth in Section 4 below.

(g) "Investment Date" means the first business day following a Dividend Payment Date or as soon as practicable thereafter.

(h) "Market Price" has the meaning set forth in Section 5(a) below.

(i) "Participant" means a shareholder of record of the Corporation who has elected to participate in the Plan by delivering an executed Authorization Form to the Plan Administrator.

(j) "Participating Shares" means the shares of Common Stock owned of record or beneficially by a Participant which have been registered with the Plan Administrator for dividend reinvestment under the Plan.

(k) "Plan" has the meaning set forth in the preamble to the Plan.

(l) "Plan Account" means the account maintained by the Plan Administrator for the benefit of a Participant.

(m) "Plan Administrator" has the meaning set forth in the preamble to the Plan.

(n) "Plan Shares" will mean the shares of Common Stock that are held by the Plan Administrator for the benefit of the Participants in the Plan.

2. ADMINISTRATION

The Plan will be administered by the Plan Administrator. All Plan Shares will be registered in the name of the respective Participants.

3. PARTICIPATION AND ENROLLMENT

Any holder of record of ten (10) or more shares of Common Stock is eligible to become a Participant by making an election to participate by written notice to the Plan Administrator and providing the Plan Administrator with a completed and executed Authorization Form. Any shareholder of record owning at least ten (10) shares who has not previously elected to participate in the Plan, may so elect at any time by completing and executing an Authorization Form obtained from the Plan Administrator or any other appropriate documentation as may be acceptable to the Plan Administrator.

Beneficial owners of Stock whose shares are registered in a name other than their own may request their broker or nominee to transfer their shares into their own name or request that the broker or nominee enroll in the plan on their behalf by completing and signing an Authorization Form.

If an Authorization Form requesting reinvestment of dividends is received by the Plan Administrator no fewer than five (5) business days before the record date for an applicable Dividend Payment Date, reinvestment will commence with that dividend on the immediately following Investment Date. A shareholder of record may have dividends reinvested in the Plan with respect to less than all of the stock owned by the shareholder. However, a shareholder of record must enroll at least ten (10) shares in the Plan to become a Participant.

Participants in the Plan may choose to have the full amount of their Dividends or any lesser percentage thereof but not less than 10% of the Dividends with respect to the Participating Shares owned by them reinvested pursuant to the Plan, provided that a Participant elects to reinvest cash dividends on at least ten (10) Shares. A Participant may change the number of the Participant's shares of Common Stock subject to participation in the Plan at any time by executing a new Authorization Form obtained from the Plan Administrator or any other appropriate documentation for that purpose as may be acceptable to the Plan Administrator. All of Participant's shares covered by an Authorization Form from time to time are referred to as "Participating Shares".

4. DIVIDEND REINVESTMENT

The Plan Administrator will receive all cash dividends paid by the Corporation with respect to Participating Shares of Participants (collectively, the "Dividends"). Participation will commence with the next Dividend payable after receipt of the Participant's election pursuant to Paragraph 1 hereof, provided it is received at least five (5) business days prior to the record date of the period to which such Dividend relates. Subject to the preceding sentence, regardless of the date of such election, a holder of shares of Common Stock will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Dividends attributable to such period and to all periods thereafter.

5. GENERAL TERMS OF PLAN INVESTMENTS

(a) All Dividends to be reinvested under the Plan will be used to purchase Shares as of the quarterly dividend payment date for the applicable Dividend. Shares needed to fund the Plan may be: (i) issued directly by the Corporation from authorized but unissued shares of Common Stock; (ii) issued directly by the Corporation from its treasury shares; or (iii) through a combination of (i) and (ii), above. The Corporation will offer shares of Common Stock for purchase pursuant to the Plan at 95% of the Market Price (as defined below) of the shares. The price will be determined by averaging the closing price of the Corporation's Common Stock on the previous five (5) days on which the stock traded on the Nasdaq Stock Market's OTC Bulletin Board or such other market where the shares are traded (the "Market Price") andmultiplying the Market Price by 0.95. Each Participant's account will be credited with that number of Plan Shares (including fractional shares computed to four (4) decimal places) equal to the total amount of the Dividend to be invested, divided by the applicable purchase price (also computed to four (4) decimal places).

(b) The Corporation will bear all costs of administering the Plan, except as otherwise set forth herein.

(c) For each Participant, the Plan Administrator will maintain an account which shall reflect for each period in which Dividends are paid (a "Dividend Period") the Dividends received by the Plan Administrator on behalf of such Participant. A Participant's account shall be reduced as purchases of Plan Shares are made on behalf of such Participant on the quarterly Dividend Payment Date.

(d) Dividends shall be invested in shares of Common Stock by the Plan Administrator promptly following the Dividend Payment Date to the extent shares are available for purchase under the Plan. No interest will be paid by the Plan Administrator on dividend payments pending their investment in Plan Stock. If sufficient shares of Common Stock are not available, any such funds that have not been invested in shares within thirty (30) days after receipt by the Plan Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants.

(e) Participants may acquire fractional Plan Shares pursuant to this Plan, computed to four decimal places, so that 100% of the Dividends will be used to acquire Shares. The ownership of the Plan Shares shall be reflected in the name of Participant on the books of the Corporation or its transfer agent.

(f) Any shares of Common Stock representing stock dividends or stock splits distributed by the Corporation on Participating Shares under the Plan will be added to a Participant's account as additional Participating Shares. Certificates representing shares issued as stock dividends or split shares distributed on shares registered in the name of a Participant will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

(g) In the event the Corporation commences a rights offering of any of its securities to holders of record of shares of Common Stock, Participants will be notified by the Corporation in advance of the commencement of the offering. A Participant must instruct the Plan Administrator by written notice to transfer the Participant's whole Plan Shares held under the Plan into the Participant's own name not fewer than five (5) business days prior to the record date for the offering if he or she wishes to exercise his or her rights under the rights offering. If instructions have not been received by the Plan Administrator at least five (5) business days prior to the record date of the offering, all rights under the offering will terminate with respect to the Participant.

6. COSTS

Participants will be responsible for all fees charged by the Plan Administrator relating to withdrawal from the Plan. If a Participant requests the Plan Administrator to sell his or her Plan Shares in the event of his or her withdrawal from the Plan or otherwise, the Participant will pay the Plan Administrator's $15.00 sales fee, applicable brokerage commissions associated with the sale of such shares, any required transfer tax, and applicable service charges. The Corporation will be responsible for paying all other fees charged by the Plan Administrator to administer the Plan.

7. CHANGES IN ELIGIBILITY

If a Participant disposes of shares of Common Stock registered in his or her name (including Plan Shares credited to his or her account) so that the total number of Participating Shares under the Plan in the name of the Participant is fewer than ten (10) shares, the Plan Administrator will discontinue the reinvestment of Dividends on the Participating Shares and Plan Shares credited to the Participant's account under the Plan, or otherwise, until the Participant's record ownership of shares of Common Stock increases to at least ten (10) Shares. All applicable Dividends will be paid in the form of cash until the Participant's Participating Share ownership under the Plan increases to at least ten (10) Shares. If following a disposition of shares, a Participant's record ownership of the shares contains fewer than ten (10) Plan Shares, then at the Corporation's election, a certificate will be issued for the full Shares in the account, a cash payment will be made for any fractional Shares, any uninvested cash balance in the account will be paid to the Participant, and the account will be terminated.

8. REPORTS TO PARTICIPANTS

As soon as practicable after each purchase under the Plan, the Plan Administrator will mail to each Participant for whose Plan Account a transaction has occurred under the Plan a statement showing:

(a) the amount of any Dividend applied toward such investment,

(b) the taxes withheld, if any,

(c) the net amount invested,

(d) the number of Plan Shares purchased,

(e) the purchase price per share, and

(f) the total Plan Shares accumulated under the Plan, computed to four (4) decimal places.

Participants will also receive, from time to time, communications sent to all record holders of the shares of Common Stock.

Each Participant will receive annually Internal Revenue Service information for reporting dividend and other income received. Participants are urged to consult with their tax advisor.

9. VOTING OF SHARES

Plan Shares credited to the account of a Participant under the Plan (other than fractions of a Share) will be automatically added to the shares of Common Stock covered by the proxy sent to the Participant with respect to the Participant's shares other than those credited to the Participant's account under the Plan and may be voted by the holder pursuant to the proxy. The Plan Administrator will forward any proxy solicitation materials relating to Shares held by the Plan to the Participant.

10. WITHDRAWAL OF SHARES IN PLAN ACCOUNTS BY ISSUANCE OF CERTIFICATES

All Plan Shares will be registered in the name of the Plan Administrator or its nominee, as agent for the Participants. Certificates in exchange for Plan Shares will not be issued to Participants unless requested in writing. Participants may withdraw all or a portion of the Plan Shares in their accounts by notifying the Plan Administrator in writing to that effect and by specifying in the notice the number of shares to be withdrawn. Certificates for any number of whole Plan Shares will be issued to a Participant within fifteen (15) calendar days of receipt of a written request to the Plan Administrator signed by the Participant. Any remaining Plan Shares will continue to be held by the Plan Administrator as the agent for the Participant. Certificates for fractional shares will not be issued under any circumstances. Any notice of withdrawal after a dividend record date will not be effective until dividends paid for the applicable Dividend Payment Date have been reinvested and the shares credited to the Participant's account.

Certificates issued to Participants will be registered in the name or names in which the Participant's account is maintained. The original Authorization Form election for Plan participation will remain in effect for the certificated shares. If a Participant requests a certificate to be registered in a name other than that shown on the account, such request must be signed by all persons in whose name the account is registered and be accompanied by such other documentation as the Plan Administrator may reasonably require.

11. SALE OF SHARES FROM PLAN ACCOUNTS

Participants may request that any or all of their Plan Shares be sold by the Plan Administrator. If such sale is requested, the sale will be made for the account of the Participant by the Plan Administrator's broker within ten business days after receipt of the request at the prevailing market price at the time of such sale. Within ten business days after the sale, the Participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 sale fee, any applicable brokerage commissions and any transfer tax.

The signature on any request for sales in excess of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents' Medallion Program.

12. TERMINATION OF PARTICIPATION

Participation in the Plan may be terminated by a Participant at any time by giving written notice to the Plan Administrator. Within fifteen (15) calendar days after the date on which such notice is received by the Plan Administrator, the Plan Administrator will deliver to the Participant (a) a certificate for all whole Plan Shares held under the Plan, and (b) a check representing amounts due on fractional shares based on the closing price quoted by the Nasdaq Stock Market's OTC Bulletin Board on the date prior to the date on which the termination is processed by the Plan Administrator. Corning, in its sole discretion, may at any time by notice in writing mailed to a Participant, terminate a Participant's interest in the Plan, in which case the Participant will be treated as though he had terminated participation in the Plan as of the date of mailing of the notice. In the event that the number of Plan Shares held by a Participant falls below ten (10) shares of Stock, the Plan administrator will discontinue the reinvestment of cash dividends until such time as the account has increased to the minimum number of Plan Shares.

Upon withdrawal from the Plan, the Participant may also request that all of their Plan Shares be sold by the Plan Administrator. If such sale is requested, the sale will be made for the account of the Participant by the Plan Administrator's broker within ten business days after receipt of the request at the prevailing market price at the time of such sale. Within ten business days after the sale, the Participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 sale fee, any applicable brokerage commission and any transfer tax.

13. STOCK DIVIDENDS, STOCK SPLITS, RIGHTS OFFERINGS

Any additional Stock resulting from a stock dividend or stock split by Corning on the Plan Shares of a Participant will be added to the Plan Account as additional Plan Shares.

In the event of a rights offering by Corning, Participants in the Plan will be notified by Corning in advance of the commencement of the rights offering. Participants should instruct the Plan Administrator to transfer whole Plan shares into their own names prior to the record date for such offering if they wish to exercise such rights. If no such instructions are received by the Plan Administrator prior to the record date for such offering, then such rights will terminate with respect to both the Participant and the Plan Administrator.

14. WITHDRAWAL OF SHARES IN PLAN ACCOUNTS BY ISSUANCE OF CERTIFICATES

All Plan Shares will be registered in the name of the Participants but certificates representing the Plan Shares will not be issued to Participants unless requested in writing. Participants may withdraw all or a portion of the Plan Shares in their accounts by notifying the Plan Administrator in writing to that effect and by specifying in the notice the number of shares to be withdrawn. Certificates for any number of whole Plan Shares will be issued to a Participant within fifteen (15) calendar days of receipt of a written request to the Plan Administrator signed by the Participant. The Participant must also pay the Plan Administrator's withdrawal fee of $20.00. Any remaining Plan Shares will continue to be held by the Plan Administrator in the name of the Participant. Certificates for fractional shares will not be issued under any circumstances. Any notice of withdrawal after a dividend record date will not be effective until dividends paid for the applicable Dividend Payment Date have been reinvested and the shares credited to the Participant's account.

Certificates issued to Participants will be registered in the name or names in which the Participant's account is maintained. The original Authorization Form election for Plan participation will remain in effect for the certificated shares. If a Participant requests a certificate to be registered in a name other than that shown on the account, such request must be signed by all persons in whose name the account is registered and be accompanied by such other documentation as the Plan Administrator may reasonably require.

15. STATE OR FOREIGN REGULATORY RESTRICTIONS

The Plan Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, or where, in the Plan Administrator's sole discretion, the burden or expense of compliance with the applicable securities laws of such state or foreign jurisdiction would make the stockholder's participation in the Plan impracticable or inadvisable.

16. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

a. The terms and conditions of this Plan may be amended, suspended, modified or terminated by the Corporation without the approval of the Participants at any time, including but not limited to an amendment to the Plan to substitute a new Plan Administrator to act as agent for the Participants. Thirty (30) calendar days' notice of any suspension, termination, amendment or modification that would have a material adverse effect on the Participants' rights under the Plan will be sent to all Participants, who will at all times have the right to withdraw from the Plan.

b. After termination of the Plan, the Plan Administrator will send to each Participant a certificate for the number of full Shares held for the Participant under the Plan and a cash adjustment representing the value of any fractional Share in the Participant's account and for the amount of any Dividends in the Participation's account that have not been invested in Shares. Any future Dividends with respect to such former Participant's shares of Common Stock made after the effective date of the termination of the Plan or Participant's participation will be sent directly to the former Participant.

c. The Corporation or the Plan Administrator may terminate a Participant's individual participation in the Plan at any time by providing written notice to a Participant. In such event, the Plan Administrator will request instructions from the Participant for disposition of the Shares in such Participant's account. If the Plan Administrator does not receive instructions from the Participant within ten (10) business days of such request, it will send to each Participant a certificate for the number of full Shares held for the Participant under the Plan and a cash adjustment representing the value of any fractional Share in the Participant's account and for the amount of any Dividends in the Participation's account that have not been invested in Shares.

17. INTERPRETATION OF THE PLAN

The Plan, the Authorization Form and the Participant's accounts will be governed by and construed in accordance with the laws of the State of New York and applicable state and federal securities laws. Any question of interpretation arising under the Plan will be determined by the Board of Directors of Corning pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities. Such determination will be final and binding on all Participants. Corning may adopt rules and regulations at any time to facilitate the administration of the Plan.

18. RESPONSIBILITIES OF CORNING AND THE PLAN ADMINISTRATOR

Neither Corning nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of (a) failure to terminate a Participant's account upon such Participants death and (b) the prices at which shares are sold, or the times when sales are made. Neither Corning nor the Plan Administrator will be liable for any consequential damages arising from any action taken or omission made in the creation and/or administration of the Plan.

19. NOTICES.

Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing to the following address:

Corning Natural Gas Holding Corporation
Attn: Corporate Secretary
330 West William Street
Corning, New York 14830

or such other address provided by the Plan Administrator or Corporation by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant's last address of record with the Plan Administrator. Each Participant shall notify the Plan Administrator promptly in writing of any changes of address.

Assumed and adopted as of November 12, 2013